Exhibit (a)(5)(L)

Comtech Telecommunications Corp. Announces Expiration of Cash Tender Offer for Shares of

TeleCommunication Systems, Inc.

MELVILLE, NY — Comtech Telecommunications Corp. (NASDAQ: CMTL or “Comtech”) today announced that its tender offer (the “Offer”) to purchase all the issued and outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Shares”), and Class B common stock, par value $0.01 per share (the “Class B Shares,” together, with the Class A Shares, the “Shares”), of TeleCommunication Systems, Inc., a Maryland corporation (“TCS”), at a price of  $5.00 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, expired at 5:00 p.m., New York City time, on Thursday, February 18, 2016.

The depositary for the Offer has advised that, as of the expiration of the Offer, a total of approximately 55,871,832 Shares were validly tendered and not withdrawn in the Offer (including Shares delivered through notices of guaranteed delivery), representing approximately 88.32% of TCS’ outstanding Shares. Comtech, through a wholly owned subsidiary, will accept for payment all Shares that were validly tendered and not withdrawn prior to expiration of the Offer, and payment for such Shares will be made promptly, in accordance with the terms of the Offer.

Comtech anticipates that the merger will be completed on February 23, 2016, with TCS surviving as a wholly owned subsidiary of Comtech. As a consequence of the merger, each outstanding Share not tendered and purchased in the Offer will be converted into the right to receive the same $5.00 per share price, without interest and less any required withholding taxes, that was paid in the Offer. Following the merger, the Shares will cease to be traded on The NASDAQ Global Market.

About Comtech Telecommunications Corp.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in most of the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this press release contains forward-looking statements regarding Comtech, including but not limited to, information relating to Comtech’s future performance and financial condition, plans and objectives of Comtech’s management and Comtech’s assumptions regarding such future performance, financial condition, plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech’s control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of Comtech’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the possibility that the expected synergies from the proposed merger will not be realized, or will not be realized within the anticipated time period; the risk that Comtech’s and TCS’ businesses will not be integrated successfully; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships or retain key personnel; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); the timing of receipt of, and Comtech’s performance on, new orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, and changes in prevailing economic and political conditions; risks associated with Comtech’s legal proceedings and other matters; risks associated with Comtech’s obligations under its revolving credit facility; and other factors described in Comtech’s and TCS’ filings with the SEC.

Media Contact for Comtech Telecommunications Corp.:

Michael D. Porcelain, Senior Vice President and Chief Financial Officer

(631) 962-7103

Info@comtechtel.com

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